UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2023

AMERICAN BIO MEDICA CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  518-758-8158

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ABMC	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Disposition of Assets

As previously reported, on December 19, 2022, American Bio Medica Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Healgen Scientific Limited Liability Company, a Texas limited liability company (the “Buyer”), pursuant to which the Company agreed, subject to the approval of the Company’s shareholders, to sell substantially all of the operating assets of ABMC (excluding the Company’s cash, accounts receivables arising prior to the closing date, and certain other assets) to the Buyer (the “Sale”). A copy of the Asset Purchase Agreement was filed as Annex A to the Company’s Definitive Proxy Statement filed on January 11, 2023.

On February 15, 2023, the Company held the 2023 Special Meeting of Shareholders (the “Special Meeting”) at the Company’s corporate offices in Kinderhook, New York, at which a quorum (27,863,899 shares of common stock of the 47,098,476 shares of common stock outstanding) was present in person or represented by proxy. The approval of the Sale required the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock (par value $0.01) that were present in person or represented by proxy at the Special Meeting. The shareholders approved the Asset Sale on February 15, 2023.

On February 28, 2023, the Company completed the Sale and disposition of substantially all of the Company’s assets. In connection with the closing of the Sale, and in accordance with the terms of the Asset Purchase Agreement, the Buyer paid an aggregate purchase price of $3 million (“Purchase Price”). $300,000 of the Purchase Price is being held back in a retention fund to cover potential indemnification claims during the six months following the close. Net proceeds in the amount of $247,000 were received by the Company after satisfaction of 1) a loan with the Buyer in the amount of $965,000, 2) a mortgage loan with Cherokee Financial, LLC, (totaling $1,031,000 for principal and interest through February 27, 2023), an unsecured loan with Cherokee Financial, LLC (totaling $252,000 for principal and interest through February 27, 2023), delinquent property related taxes in the amount of $193,000 and $12,000 for current property related taxes.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Sale, Melissa A. Waterhouse, the Chief Executive Officer/Principal Financial Officer of the Company, agreed to enter into an employment agreement with the Buyer. Therefore, the employment agreement with the Company’s Chief Executive Officer/ Principal Financial Officer, Melissa Waterhouse, was terminated effective March 1, 2023. Ms. Waterhouse has agreed to provide consulting services for the Company for up to three months, or until June 1, 2023 to assist with the Company’s financial reporting obligations and to assist with the Company’s efforts to secure a new line of business and enter into possible business combinations using the Company’s publicly traded stock as transaction consideration thereby enhancing shareholder value. Ms. Waterhouse will receive a monthly retainer in the amount of $4,000 for her consulting services; however, Ms. Waterhouse has agreed to suspend payment of the retainer until receipt of the Company’s ERC refund of $202,000 or release of the $300,000 in the retention fund previously referenced, whichever comes first. In addition, Ms. Waterhouse has agreed to accept payment of a loan provided to the Company in the amount of $43,000 upon closing of the Sale and suspend payment of her deferred salary in the amount of $92,000 and current salary owed to her in the amount of $29,000 until receipt of the Company’s ERC refund of $202,000 or release of the $300,000 in the retention fund previously referenced; whichever comes first.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: March 1, 2023	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Chief Executive Officer (Principal Executive Officer)
Principal Financial Officer

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